Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the Effective Date (defined below), by and between Jason Vieth (the “Executive”) and Laird Superfood, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company and the Executive desire to enter into this Agreement in order to set forth the terms and conditions of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.    EMPLOYMENT; SERVICE ON BOARD AND OTHER POSITIONS.

(a)    Employment. The Company hereby employs the Executive and the Executive hereby accepts employment as the President and Chief Executive Officer of the Company. The Executive shall have all the duties, responsibilities, and authority attendant to this position and shall render services consistent with such position on the terms set forth herein and shall report to the Board of Directors of the Company (the “Supervisor”). In addition, the Executive shall have such other executive and managerial powers and duties with respect to the Company as may be reasonably assigned to the Executive by the Supervisor. The Executive agrees to devote substantially all of the Executive’s working time and best efforts to the business and affairs of the Company, subject to reasonable periods of vacation and other leave to which the Executive is entitled and shall not engage in activities that substantially interfere with such performance.

(b)    Service on Board and Other Positions. The Company shall, commencing the Effective Date, appoint, and thereafter nominate and re-nominate the Executive for election to the Board of Directors of the Company, and the Executive shall not receive separate or additional compensation for such service. At, or any time after, the time of his termination of employment with the Company for any reason, the Executive shall resign from the Board of Directors if requested to do so by the Company and the Executive shall resign from each other position he holds with the Company or its Affiliates (as defined below). The preceding sentence shall survive any termination of the Employment Period (as defined below).

2.    TERM OF AGREEMENT. The term of this Agreement shall commence as of January 31, 2022 (the “Effective Date”) and shall continue until terminated pursuant to Section 6. The Executive’s period of employment under this Agreement shall be referred to as the “Employment Period.”

3.    LOCATION. The Executive shall initially work remotely, and any future principal place of employment for the Executive shall be mutually agreed upon by the Board and the Executive. The Executive shall engage in reasonable travel to locations on Company business consistent with the Executive’s position.

4.    COMPENSATION.

(a)    Base Salary. During the Employment Period, the Company shall pay the Executive a base salary (“Base Salary”) at an initial annualized rate of $400,000 per year, payable in accordance with the Company’s regular payroll practices relating to salaried employees. The Supervisor may review the Base Salary from year to year and may approve an increase in the Base Salary as the Supervisor deems appropriate.

(b)    Performance Bonus. Executive shall be entitled to earn an annual bonus with respect to each calendar year, based on the Executive’s and the Company’s achievement of performance objectives to be mutually agreed upon in writing by the Executive and the Company, with a target bonus of 50% of Executive’s Base Salary for each such year, and a maximum bonus of 100% of Executive’s Base Salary. The extent to which the objectives have been achieved will be determined by the Supervisor in its discretion; provided, that for calendar year of 2022, the Executive shall receive a bonus of at least 50% of the Executive’s Base Salary notwithstanding the extent to which the objectives have been achieved. The bonus for calendar year 2022 shall be paid on or before January 31, 2023, and any such future bonus shall be paid annually by March 15 of the year following the end of the year to which such bonus relates. The Executive is not entitled to receive a bonus, and shall not have earned such bonus, unless the Executive is employed on the payment date of the bonus.

(c)    Signing Bonus. Executive shall be entitled to a signing bonus of $114,000 to be paid in a single, lump-sum payment within the first 30 days of employment with the Company. If prior to the first anniversary of the Effective Date of this Agreement, the Executive voluntarily resigns Without Good Reason or if employment is terminated by the Company for Cause, the Executive will be obligated to repay the full Signing Bonus to the Company within 30 days following the termination of employment.

(d)    Equity Compensation. The Executive will be eligible to receive equity awards under the Company’s 2020 Omnibus Incentive Plan, as may be amended from time to time, or any successor to such plan, and to participate in any future long-term incentive programs made generally available to the Company’s executives as determined by the Board of Directors of the Company. The Executive will be eligible for annual equity awards consistent with the Executive team’s long-term incentive program as of the 2023 compensation cycle. As an inducement to accept employment with the Company, at the Effective Date, the Executive will receive (such equity awards collectively, the “Inducement Grants”):

(i) restricted stock units relating to 125,000 shares of common stock, which shall vest ratably over a four-year period, commencing on the Effective Date, on a quarterly basis subject to the Executive’s continued employment with the Company;

(ii) stock options to purchase 50,000 shares of common stock, one-quarter of which shall vest on the first anniversary of the Effective Date and three-quarters of which shall vest ratably over the subsequent twelve quarters, subject to the Executive’s continued employment with the Company. Such stock options shall have an exercise price equal to the greater of (A) $25.00 per share and (B) the most recent closing price of the Company’s common stock before the Effective Date; and

(iii) stock options to purchase 150,000 shares of common stock, one-quarter of which shall vest on the first anniversary of the Effective Date and three-quarters of which shall vest ratably over the subsequent twelve quarters. Such stock options shall have an exercise price equal to the most recent closing price of the Company’s common stock before the Effective Date; provided, however, that at the Executive’s election, which election must be delivered to the Company prior to the Effective Date, the grant of either half of such stock options or all of such stock options, as elected by the Executive, may be delayed until the third trading day following public disclosure of the Company’s fiscal 2021 financial results, in which case the exercise price for such delayed stock options shall equal the closing price for the Company’s common stock on the date of grant.

5. FRINGE BENEFITS.

(a)    General. During the Employment Period, the Executive shall be eligible to participate in or receive benefits under any employee benefit plan or arrangement (e.g., health insurance) made available by the Company, to the extent and in accordance with the terms and conditions of those plans or arrangements as they may exist from time to time.

(b)    Paid Time Off. During the Employment Period, the Executive shall be entitled to take paid time off and sick leave in accordance with the Company’s standard employment policies, as they may exist and be amended from time to time.

(c)    Business Expenses. During the Employment Period, the Company shall promptly reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of the Executive’s duties under this Agreement, including all reasonable travel expenses and business meals, provided that such expenses are incurred and accounted for in accordance with the Company’s policies and procedures, as they may exist from time to time.

6. TERMINATION.

(a)    Permitted Terminations. The Executive’s employment during the Employment Period may be terminated by the Company or the Executive immediately for any reason, with or without notice, including the following:

(i)    Death. The Executive’s employment shall terminate automatically upon the Executive’s death without any further notice or action required by the Company or the Executive’s legal representatives.

(ii)    By the Company. The Company may terminate the Executive’s employment in the following circumstances:

(A)    Disability. The Company may terminate the Executive’s employment for Disability. “Disability” means the Executive’s substantial inability (including by virtue of physical or mental illness, injury, disability, or other incapacity) to perform the essential functions of the Executive’s position (with or without reasonable accommodation, as required by law for the Executive) for a period of ninety (90) consecutive days or more than one hundred twenty (120) days in any twelve (12)-month period; provided that until such termination, the Executive shall continue to receive the Executive’s compensation and benefits hereunder, reduced by benefits payable, if any, under any disability insurance policy or plan. If there is a dispute as to the existence of Disability, the Executive’s Disability will be established if a qualified medical doctor selected by the parties so certifies in writing. If the parties are unable to agree on the selection of such a doctor, each party will designate a qualified medical doctor who together will select a third doctor who will make the determination. The Executive will be available for an examination by a doctor selected in accordance with this paragraph, which examination will be paid by the Company. The written medical opinion of the doctor shall be binding upon the parties as to whether a Disability exists and the date such Disability arose. The foregoing shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any applicable state or local laws.

(B)    Cause. The Company may immediately terminate the Executive’s employment hereunder for Cause (subject to any cure periods described below). For purposes of this Agreement “Cause” shall mean the Executive’s: (1) material failure to observe and comply with any of the Company’s material written policies, including without limitation its policies prohibiting harassment (sexual or otherwise) and discrimination, which is not cured within thirty (30) calendar days after receipt by the Executive of written notice of such failure; (2) continued failure to substantially perform the Executive’s material duties with the Company, which is not cured within thirty (30) calendar days after receipt by the Executive of written notice of such failure; (3) willful failure to carry out, or comply with, in any material respect any lawful and reasonable written directive of the Supervisor, which is not cured within thirty (30) calendar days after receipt by the Executive of written notice of such failure; (4) commission of any act or omission that results in a conviction, plea of no contest or imposition of unadjudicated probation for any felony or any crime involving moral turpitude; (5) commission of any act of dishonesty, illegal conduct, unethical conduct, fraud, embezzlement, misappropriation, material misconduct, breach of fiduciary duty, or other act of moral turpitude in connection with the Executive’s employment which is materially injurious to the Company or its Affiliates (defined below); (6) material or willful breach of the material terms of this Agreement which is not cured within thirty (30) calendar days after receipt by the Executive of written notice of such breach; or (7) at any time engaging in any form of willful misconduct or any other action or omission that is materially damaging to the Company or its Affiliates (defined below) or their respective reputations, products, services or customers.

(C)    Without Cause. The Company may immediately terminate the Executive’s employment hereunder for a reason other than Cause or Disability.

(iii)    By the Executive. The Executive shall have the right to terminate the Executive’s employment in the following circumstances:

(A)    Good Reason. The Executive shall have the right to terminate the Executive’s employment hereunder at any time for Good Reason (subject to any notice and cure periods described below). For purposes of this Agreement, “Good Reason” shall mean that any of the following has occurred without the Executive’s consent: (1) a diminution in the Executive’s Base Salary or annual performance bonus opportunity; (2) a diminution in the Executive’s job title, duties, responsibilities, or authority (other than changes made due to the Executive’s incapacity); or (3) the relocation of the Executive’s primary office location to a location outside a 35-mile radius from the location set forth in Section 3. To terminate the Executive’s employment for Good Reason, (x) the Executive must provide written notice to the Supervisor within sixty (60) days of the first occurrence of any such matter constituting Good Reason, (y) the Company shall have thirty (30) days after receipt of written notice from the Executive specifying the matter constituting Good Reason within which to cure such matter, and such Good Reason shall not exist unless the Company fails to cure such matter within such cure period, and (z) the Executive must actually terminate the Executive’s employment within thirty (30) days following the expiration of such cure period.

(B)    Without Good Reason. The Executive shall have the right to immediately terminate the Executive’s employment for a reason other than Good Reason.

(b)    Notice of Termination. Any purported termination of the Executive’s employment by the Company or the Executive during the Employment Period shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 13. A “Notice of Termination” means a written notice that indicates the specific termination provision in this Agreement relied upon.

(c)    Date of Termination. “Date of Termination” shall mean:

(i)    if the Executive’s employment is terminated because of death, the date of the Executive’s death; and

(ii)    if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination; provided, however, that the date specified in the Notice of Termination shall not be a date prior to the date such Notice of Termination is given or the expiration of any required notice or cure period.

(d)    Accrued and Unpaid Benefits Upon Termination. Following the termination of the Executive’s employment for any reason during the Employment Period, the Executive (or the Executive’s legal representative or estate if termination is because of death) shall receive:

(i)    any earned, but unpaid, Base Salary through the Date of Termination;

(ii)    any earned, but unpaid, annual bonus with respect to any completed calendar year immediately preceding the Date of Termination, which shall be paid on the otherwise applicable payment date;

(iii)    any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination which are reimbursable in accordance with Section 5(c); and

(iv)    any accrued and vested employee benefits, subject to the terms of the applicable employee benefit plans.

The treatment of any outstanding stock options, restricted stock, restricted stock units and other equity awards shall be determined in accordance with the terms of the applicable equity plan and award agreements. The amounts payable under this Section 6(d) (the “Accrued Benefits”) shall be paid at the time such payments would otherwise be due under the Company’s regular payroll practices, applicable Company policies or plans, or a time if required by applicable law.

(e)    Additional Termination Benefits. If the Executive’s employment is terminated by the Company during the Employment Period without Cause, or by the Executive for Good Reason, the Company shall pay or provide, in addition to the Accrued Benefits described in Section 6(d) above, the following benefits, which are referred to as the “Severance Benefits”:

(i)    a lump sum payment equal to twelve (12) months of Base Salary then in effect, payable on the first payroll date occurring after the sixtieth (60th) day following the Date of Termination; and

(ii)    if the Executive timely elects participation in the Company’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or any state law statute that provides for the continuation of benefits under such plan (collectively, “COBRA”), the Company will pay the full cost of COBRA coverage for twelve (12) months, at the coverage level the Executive (including the Executive’s dependents) had immediately before the Date of Termination, provided, however, that such payments shall end immediately following the earliest of the following: (1) the date the Executive becomes eligible for health, dental, or vision coverage of a subsequent employer; (2) the date the Executive is no longer eligible to receive COBRA continuation coverage.

(f)    Change in Control Severance. If the Executive’s employment is terminated by the Company during the Employment Period without Cause, or by the Executive for Good Reason, and such termination occurs within two (2) years after the occurrence of a Change in Control (defined below), then the Severance Benefits described in Section 6(e) shall not apply and will not be paid or provided and instead, the Company (or its successor-in-interest, as the case may be) shall pay or provide, in addition to the Accrued Benefits described in Section 6(d) above, the following Severance Benefits:

(i)    a lump sum payment equal to twenty-four (24) months of Base Salary then in effect, payable on the first payroll date occurring after the sixtieth (60th) day following the Date of Termination;

(ii)    all stock options, restricted stock, restricted stock units and other equity awards subject to vesting shall automatically vest in full;

(iii)    a lump sum payment, payable on the first payroll date occurring after the sixtieth (60th) day following the Date of Termination, equal to (A) $1,000,000, minus (B) the fair market value of the Inducement Grants, which fair market value shall be determined by reference to the consideration delivered for shares of the Company’s common stock in connection with the Change in Control, or if the Change in Control does not result in the delivery of consideration for shares of the Company’s common stock, by reference to the most recent closing price for the Company’s common stock before the Date of Termination (for the sake of clarity, if the fair market value of the Inducement Grants equals or exceeds $1,000,000, the Executive shall not be entitled to any payment pursuant to this Section 6(f)(iii)); and

(iv)    if the Executive timely elects participation in the Company’s group health insurance plan pursuant to COBRA, the Company will pay the full cost of COBRA coverage for eighteen (18) months, at the coverage level the Executive (including the Executive’s dependents) had immediately before the Date of Termination, provided, however, that such payments shall end immediately following the earliest of the following: (1) the date the Executive becomes eligible for health, dental, or vision coverage of a subsequent employer; (2) the date the Executive is no longer eligible to receive COBRA continuation coverage.

For purposes of this Agreement, “Change in Control” is defined as the occurrence of any of the following after the Effective Date: (i) a sale of all or substantially all of the assets of the Company; (ii) the acquisition of more than 50% of the voting power of the outstanding securities of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the Company’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the Company’s outstanding stock) hold at least 50% of the voting power of the surviving or acquiring entity; or (iii) any reorganization, merger or consolidation in which the Company is not the surviving entity, excluding any merger effected exclusively for the purpose of changing the domicile of the Company and excluding any reorganization, merger or consolidation in which the Company’s stockholders of record as constituted immediately prior to such reorganization, merger or consolidation will, immediately after such reorganization, merger or consolidation (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the Company’s outstanding stock) hold at least 50% of the voting power of the surviving or acquiring entity in any such reorganization, merger or consolidation.

(g)    Requirement of Release. Payment or provision of any of the Severance Benefits is contingent upon the Executive, within sixty (60) days of the Date of Termination, executing and delivering to the Company, and allowing to become irrevocable and effective, a general release of claims in a form acceptable to the Company. Notwithstanding any other provisions of this Agreement, no portion of the Severance Benefits will be paid or provided until the conditions of the foregoing sentence are satisfied. Payment of the Severance Benefits is also contingent upon Executive’s full and continued compliance with the provisions of Section 7 of this Agreement.

(h)    Post-Employment Cooperation. Upon or after termination of the Executive’s employment at any time and for any reason, the Executive agrees to take the following actions:

(i)    If requested by the Company at any time, the Executive shall immediately resign from any and all positions the Executive holds with the Company and its Affiliates, including any positions on the Board of Directors of the Company. “Affiliates” as used in this Agreement includes any person, corporation, partnership, general partner, or other entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Company.

(ii)    The Executive shall reasonably cooperate with transition of the Executive’s responsibilities, and comply with other reasonable post-employment requests by the Company including responding to reasonable requests it may make for information and assisting the Company in defense of any pending, threatened, or anticipated litigation, proceeding, or inquiry in matters which the Company reasonably determines the Executive’s participation to be necessary; provided that any such cooperation will take into account the Executive’s other scheduling needs. The Executive shall not be entitled to compensation for providing the foregoing cooperation and assistance, however, the Executive shall be reimbursed for reasonable out-of-pocket expenditures (not including attorneys’ fees) incurred in connection with providing the assistance described herein.

7. RESTRICTIVE COVENANTS.

(a)    Acknowledgment. The Executive understands and agrees that the Executive will occupy a position of trust and confidence with respect to the Company’s business affairs, and the Executive will be privy to non-public information relating to the Company and its Affiliates, including, without limitation, their business relationships; negotiations; past, present and prospective activities; methods of doing business; business models; know-how; trade secrets; customer and supplier lists; the identity of potential customers; marketing plans; financial and technical information; discoveries; ideas; designs; drawings; specifications; techniques; programs; systems; processes; models; data; documentation; formulae; recipes; products, services; computer software; supplier and service provider information; other information generally regarded as confidential and proprietary; other information marked as confidential or proprietary or that would otherwise appear to a reasonable person to be confidential or proprietary; information of third parties to which the Company or its Affiliates have confidentiality obligations and use restrictions; and all forms of the foregoing information, as well as modifications, enhancements, and improvements to any of the foregoing, including in digital, physical, tangible, and intangible form (hereinafter collectively referred to as the “Confidential Information”). Notwithstanding the foregoing, it is agreed that Confidential Information does not include information regarding the Executive’s own compensation and benefits or information that became generally available to the public other than as a result of a direct or indirect disclosure by the Executive or a representative of the Executive in violation of this Agreement. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information (including trade secrets), to protect the goodwill of the Company and its Affiliates, and to protect the Company and its Affiliates against harmful competition, harmful solicitation of employees, and other actions by the Executive based on the Executive’s special knowledge acquired during employment that would result in serious adverse consequences for the Company and its Affiliates.

(b)    Confidentiality. The Executive shall not, except as may be required to perform the Executive’s duties hereunder or as required by applicable law, during the Executive’s employment with the Company and after it ends (regardless of the reason), without limitation in time or until such information shall have become public other than by the Executive’s unauthorized disclosure, disclose to any third party or use for the Executive’s benefit or the benefit of any third party, whether directly or indirectly, any Confidential Information without the Company’s specific prior written authorization. The Executive shall also hold Confidential Information in the strictest confidence and take all reasonable precautions to prevent any unauthorized use or disclosure. The Executive shall not at any time copy, transmit, reproduce, summarize, or quote or make any commercial or any other use whatsoever of any Confidential Information, except as may be necessary to perform the Executive’s duties as an employee of the Company or as otherwise directed by the Company. The Executive agrees that, as between the Executive and the Company, Confidential Information is property of the Company.

(c)    Notification and Assistance Obligations; Subpoena. The Executive shall at all times: (i) promptly notify the Company of any unauthorized use or disclosure of Confidential Information of which the Executive has knowledge, or any other breach of this Agreement; and (ii) assist the Company in every reasonable way to retrieve any Confidential Information that was used or disclosed by the Executive or any representative of the Executive in a manner inconsistent with this Section 7, and to use reasonable efforts to mitigate the harm caused by the unauthorized use or disclosure. Further, if the Executive is served with any subpoena or other compulsory judicial or administrative process calling for production of any Confidential Information, the Executive shall promptly notify the Company so that the Company may take such action as the Company deems necessary to protect its interests.

(d)    Return of Property. The Executive acknowledges that all Confidential Information is specialized, unique in nature, and of great value to the Company and its Affiliates, and that such Confidential Information gives the Company and its Affiliates a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination of the Executive’s employment for any reason, all Confidential Information and all Company property, including any and all documents, disks/drives, laptops, tablets, phones, passwords and credentials, records, lists, data, drawings, prints, notes and written or recorded information (and all copies thereof) furnished by or on behalf of or for the benefit of the Company and its Affiliates or prepared for the Company by the Executive during the Executive’s employment with the Company, whether in tangible or electronic form, in the possession or control of the Executive.

(e)    Non-Competition. For the Restricted Period ending twelve (12) months after the Executive’s Date of Termination, the Executive shall not directly or indirectly advise, invest in, own, manage, operate, control, be employed by, provide services to, lend money to, guarantee any obligation of, lend Executive’s name to, or otherwise assist any person engaged in or planning to be engaged in any business whose products, services, or activities compete in whole or in part with the Company’s products, services, or activities in any geographic area or market where the Executive worked during the Executive’s employment with the Company, had oversight or management responsibilities during the Executive’s employment, or had Confidential Information regarding the Company or its affiliates’ business, provided that the Executive may own up to 5% of any class of securities of any issuer if the securities are listed on a national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

(f)    Non-Solicitation of Customers. During the Restricted Period, the Executive shall not, on behalf of the Executive or any other individual or entity, (i) solicit or encourage any person or entity who is a current client or customer or the Company or its Affiliates and was a client or customer of the Company or its Affiliates during the last 12 months of

Executive’s employment with the Company and with whom Executive had contact or about whom Executive gained Confidential Information to: (A) terminate, reduce, or alter in a manner adverse to the Company or its Affiliates any existing business arrangements with the Company or its Affiliates, or (B) transfer existing business from the Company or its Affiliates to any other person or entity; or (ii) solicit any person or entity who is a current client or customer of the Company or its Affiliates and was a client or customer of the Company or its Affiliates during the last 12 months of Executive’s employment with the Company and with whom Executive had contact or about whom Executive gained Confidential Information for the purpose of providing such person or entity with goods or services competitive with or similar to the goods or services provided by the Company or its Affiliates. Notwithstanding the foregoing, nothing in this Section 7(f) shall be deemed to prohibit solicitation of a person whose sole relationship with the Company or its Affiliates was as an individual consumer.

(g)    Non-Solicitation of Employees, Consultants, and Advisors. The Executive agrees that, during the Restricted Period, the Executive will not, directly or indirectly, other than as an employee of and for the benefit of the Company or its Affiliates, knowingly solicit, entice, persuade, or induce any individual who is employed by the Company or its Affiliates or engaged by the Company or its Affiliates as a consultant or advisor or similar role (or who was so employed or engaged within six (6) months prior to the Executive’s action) to terminate or refrain from continuing such employment or engagement.

(h)    Intellectual Property. The Executive shall disclose promptly and in writing to the Company all inventions, creative works, and any other intellectual property, whether or not patentable or copyrightable, conceived, or created solely or jointly by the Executive during the Executive’s employment with the Company which directly relate to the business of the Company, and the Executive shall assign all of the Executive’s interest in them to the Company. The Executive shall execute all papers at the Company’s expense, which the Company shall deem necessary to apply for and obtain domestic and foreign patents and copyright registrations, and to protect and enforce the Company’s interest in them. These obligations shall continue beyond the period of the Executive’s employment with respect to inventions or creations conceived or made by the Executive alone or in conjunction with other employees or consultants of the Company or its Affiliates during the Executive’s employment with the Company.

(i)    Remedies. In the event of a breach or threatened breach of this Section 7, the Executive acknowledges the Company, including its business interests, may be irreparably harmed, the full extent of the damages to the Company will be impossible to ascertain, and monetary damages alone are not an adequate remedy. Accordingly, the Executive agrees that in addition to any other remedy that may be available to it, the Company shall be entitled to seek temporary, preliminary, and/or permanent injunctive relief or other equitable relief to remedy any such breach or threatened breach, without bond and without proving actual damages or the inadequacy of money damages, in any court of competent jurisdiction. The Executive agrees that the restrictions of this Agreement are reasonable and no broader than necessary to protect the legitimate business interests of the Company and its Affiliates.

(j)    Survival of Provisions. For the avoidance of doubt, the Executive’s obligations contained in this Section 7 shall survive the termination or expiration of the Employment Period and the Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.

(k)    Reformation and Severability. If it is determined by a court, arbitrator, or other adjudicator of competent jurisdiction that any restriction in this Section 7 is excessive with respect to geographic area, duration, or scope or is otherwise unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified or amended by the court, arbitrator, or adjudicator to render it enforceable to the maximum extent permitted by law. In the event that modification is not possible or that the applicable law does not permit such reformation, then the Executive and the Company agree that, because each of the Executive’s obligations in this Section 7 is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforced.

(l)    Tolling of Restricted Period. If the Executive violates the terms of any of the restrictions set forth in Section 7(e), Section 7(f), or Section 7(g), as determined by a court, arbitrator, or other adjudicator of competent jurisdiction, the Restricted Period shall be extended by the period the Executive was in violation.

(m)    Rights Not Subject to Limitation.

(i)    Notwithstanding anything in this Agreement, the Executive may (1) disclose Confidential Information that the Executive is specifically required by court order, subpoena, or law to disclose, but agrees to disclose only that portion of Confidential Information that is legally required to be disclosed; (2) report possible violations of law to a government agency or entity or self-regulatory organization or cooperating with such agency or entity or organization; or (3) make whistleblower or other disclosures that are protected under whistleblower provisions of federal or state law.

(ii)    The Executive understands that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

8.    NO VIOLATION OF THIRD-PARTY RIGHTS.

(a)    The Executive hereby represents, warrants, and covenants to the Company that the Executive:

(i)    shall not, during the Executive’s employment with the Company, knowingly infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, trade secrets or other proprietary rights);

(ii)    is not a party to any agreements with third parties that prevent the Executive from fulfilling the terms of employment and the material obligations of this Agreement or which would be breached as a result of the Executive’s execution of this Agreement; and

(iii)    agrees to respect any and all valid and enforceable obligations which the Executive may now have to prior employers or to others relating to confidential information, inventions or discoveries which are the property of those prior employers or others, as the case may be.

(b)    If the Executive is in breach of any of the foregoing representations, warranties, and covenants, and such breach is not cured within thirty (30) calendar days after receipt by the Executive of written notice of such alleged breach, the Company may immediately terminate this Agreement and treat the Executive as if the Executive were terminated for Cause.

9.    WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation, or order.

10.    SECTION 409A. The Executive and the Company acknowledge that each of the payments and benefits promised to the Executive under this Agreement must either comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (together, “Code Section 409A”) or qualify for an exception from compliance. This Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with, or an exemption from, Code Section 409A. With respect to payments under this Agreement, for purposes of Code Section 409A, each payment will be considered as one of a series of separate payments. The Executive and the Company further agree that, to the extent not otherwise exempt, the termination benefits described in this agreement are intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals or as payments pursuant to a separation pay plan pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii). If a payment obligation under this Agreement arises on account of the Executive’s termination of employment and if such payment obligation is considered “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)), the payment shall be paid only in connection with the Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)). If a payment obligation under this Agreement arises on account of the Executive’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) while the Executive is a “specified employee” (as defined under Treasury Regulation Section 1.409A-1(h)), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh (7th) month beginning after the date of the Executive’s separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death solely to the extent such a delay is required to avoid the imposition of excise taxes under Code Section 409A. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code, if any; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

11.    PARACHUTE PAYMENTS. Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Executive and the Company or its Affiliates, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 11 (the “Other Agreements”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company or any of its Affiliates for the direct or indirect compensation of the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Arrangement”), if the Executive is a “disqualified individual,” as defined in Section 280G(c) of the Code, any right to receive any payment or other benefit under this Agreement shall not become payable, exercisable or vested (i) to the extent that such right to payment, exercise, vesting, or benefit, taking into account all other rights, payments, or benefits to or for Executive under the Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Executive under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Executive from the Company or any of its Affiliates under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for the Executive under the Agreement, any Other Agreement or any Benefit Arrangement would cause the Executive to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by the Executive as described in clause (ii) of the preceding sentence, then the Executive shall have the right, in the Executive’s sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this Agreement be deemed to be a Parachute Payment; provided, however, that, to the extent any payment or benefit constitutes deferred compensation under Code Section 409A, to the extent necessary to comply with Code Section 409A, the reduction or elimination will be performed in the following order: (A) reduction of cash payments; (B) reduction of COBRA benefits; (C) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (D) cancellation of acceleration of vesting of equity awards not covered under (C) above; provided, however that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later granted equity awards shall be canceled before earlier granted equity awards.

12.    CLAWBACK POLICIES. The Executive is subject to any recoupment or clawback policies that the Company may implement or maintain at any time regarding incentive-based compensation, which is granted or awarded to Executive on or after the date of this Agreement. Such policies may include the right to recover incentive-based compensation (including stock options awarded as compensation) awarded or received during the three-year period preceding the date on which the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under federal securities laws.

13.    NOTICES. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

If to the Company:

Laird Superfood, Inc.

275 W. Lundgren Mill Drive

Sisters, Oregon 97759

Attn: Chief Human Resources Officer

If to the Executive, at the address for the Executive then on file with the Company.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

14.    GOVERNING LAW AND FORUM SELECTION. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Colorado, without regard to its conflicts of law principles. Except for an action by the Company seeking injunctive relief (which may be brought in any court immediately and without complying with any dispute resolution procedures), all disputes arising out of or related to this Agreement or the Executive’s employment with the Company shall be resolved exclusively by the state or federal courts with jurisdiction over Sisters, Oregon and each party irrevocably submits to the jurisdiction of any such court in any such action, suit, or proceeding and to the laying of venue in such court in connection with such action.

15.    ENTIRE AGREEMENT; TERMINATION OF PRIOR AGREEMENTS. This Agreement contains the entire understanding of the parties relating to the employment of the Executive. This Agreement terminates and supersedes and any and all prior agreements and understandings between the parties with respect to the Executive’s employment and compensation by the Company, whether oral or written, including without limitation any employment agreement previously entered into between the Executive and the Company.

16.    WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

17.    ASSIGNMENT; SUCCESSORS. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. The obligations of the Executive hereunder shall be binding upon the Executive’s heirs, administrators, executors, successors, and permitted assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

18.    SEVERABILITY. Except as provided in Section 7(k) hereof, in the event that a court of competent jurisdiction or other adjudicator determines that any portion of this Agreement is in violation of any statute or public policy or otherwise unlawful or unenforceable, only the portions of this Agreement that violate such statute or public policy or are otherwise unlawful or unenforceable shall be stricken. All portions of this Agreement that do not violate any statute, public policy, or other law shall continue in full force and effect. Furthermore, if permitted by law, any order striking any portion of this Agreement shall modify the stricken terms as little as possible to give as much effect as possible to the intentions of the parties under this Agreement.

19.    SURVIVAL. The Executive acknowledges that, certain provisions, by their terms, survive termination of this Agreement.

20.    HEADINGS; INCONSISTENCY. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

21.    COUNTERPARTS AND DIGITAL SIGNATURE. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. In the event that any signature is delivered via e-mail transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such digital signature page were an original signature.

22.    REPRESENTATION BY COUNSEL; INTERPRETATION. Each party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement. Any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto signed this Agreement on the dates written below.

LAIRD SUPERFOOD, INC.

/s/ Geoffrey Barker
By:	Geoffrey Barker
Title:	Chairman of the Board
Date:	January 31, 2022

EXECUTIVE

/s/ Jason Vieth
Jason Vieth
Date:	January 31, 2022